UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2008

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York 14534
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Andrew M. Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 8.01 Other Events.

On September 24, 2008, Biophan Technologies, Inc. (the “Company”) announced execution of a prepayment agreement with the holders of its senior debt. A copy of the agreement is filed herewith as Exhibit 10.1 to, and is incorporated by reference in, this report. A separate agreement, on the same terms, was executed between the Company and Castlerigg Master Investments Ltd. (“Castlerigg”), a copy of which is filed herewith as Exhibit 10.02 to, and is incorporated by reference in, this report.

The prepayment agreement eliminated the remaining $2.3 million in senior debt (that would have been paid by issuances of common shares and cancelled warrants held by the holders of the senior debt to purchase another 17 million common shares, in exchange for an aggregate cash payment by the Company to the holders of the senior debt (including Castlerigg) of $2.15 million plus delivery of 18 million shares.

In addition to repaying its senior debt, the Company also announced the entry into an agreement with Biomed Solutions, LLC (“Biomed”), on September 23, 2008, restructuring of the Company’s subordinated note with Biomed. The restructuring extends the terms of the note with Biomed until December 31, 2012, in exchange for monthly cash payments beginning upon repayment of the senior debt. A copy of the agreement with Biomed is filed herewith as Exhibit 10.3 to, and is incorporated by reference in, this report.

On September 24, 2008, the Company issued a press release to announce the execution of the prepayment agreement with the holders of its senior debt that is discussed above. A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit Number   Description

10.1  Prepayment Agreement, dated September 22, 2008, with holders of Company’s senior debt.
10.2  Prepayment Agreement, dated September 22, 2008, with Castlerigg.
10.3  Restructuring Agreement, entered into on September 23, 2008 with Biomed, extending maturity date of subordinated note.
99.1  Press Release, dated September 24, 2008, issued by Biophan Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Dated: September 23, 2008	By:	/s/ John Lanzafame
Name: John Lanzafame
Title: Chief Executive Officer